Contact:	LeAnne Zumwalt Investor Relations DaVita Inc. 310 750-2072

DAVITA INC. CALLS REMAINING 7% CONVERTIBLE

SUBORDINATED NOTES,

AUTHORIZES SHARE REPURCHASE

Torrance, California, September 11, 2003 – DaVita Inc. (NYSE:DVA) today announced that it is calling for redemption the remainder of its 7% Convertible Subordinated Notes due 2009 (“the Notes”). The aggregate principal amount outstanding of the Notes is $145 million. The CUSIP numbers for the Notes are 89151AAA5 and 89151AAC1. The Company previously redeemed $200 million of the original $345 million principal amount of the Notes on August 15, 2003.

Prior to 5:00 p.m., New York time, on October 10, 2003, holders may convert their Notes into shares of DaVita common stock at a price of $32.81 per share. Any Notes not converted on or before 5:00 p.m., New York time, on October 10, 2003, will automatically be redeemed on October 11, 2003, and no further interest will accrue. Upon redemption, holders will receive a total of $1,042 per $1,000 principal amount of Notes, plus accrued interest through October 10, 2003. Payment will be made on October 13, 2003 to holders who surrender their Notes on or prior to October 10, 2003.

A Notice of Redemption is being sent to registered holders of the Notes. Copies of the Notice of Redemption may be obtained from The Bank of New York by calling 1-800-548-5075.

The Board of Directors has also authorized the Company to repurchase an additional $200 million of the Company’s common stock. The purchases are expected to be made from time to time on the open market or in privately negotiated transactions, depending upon market conditions and other considerations.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home peritoneal dialysis programs domestically in 33 states, as well as Washington, D.C. As of June 30, 2003, DaVita operates 539 outpatient facilities serving 47,000 patients, including 3,300 patients in 29 centers under third-party management.

This release also contains forward-looking statements. Factors which could impact future results include the uncertainties associated with governmental regulation, general economic and other market conditions, and the risk factors set forth in the Company’s SEC filings, including its Form 10-Q for the year ended June 30, 2003. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks include those relating to:

•	the concentration of profits generated from PPO and private indemnity patients and from ancillary services including the administration of pharmaceuticals,
•	possible reductions in private and government reimbursement rates,
•	changes in pharmaceutical practice patterns or reimbursement policies,
•	the Company’s ability to maintain contracts with physician medical directors, and
•	legal compliance risks, such as those associated with the ongoing review of the Company’s Florida laboratory subsidiary by its Medicare carrier and the Department of Justice, and the ongoing review by the US Attorney’s Office and HHS Office of Inspector General in Philadelphia.

Contact:	LeAnne Zumwalt Investor Relations DaVita Inc. 310 750-2072

Correction — DaVita, Inc. Thursday

September 11, 9:37 pm ET

In the news release, DaVita (NYSE: DVA) Calls 7% Convertible Notes, Authorizes Share Repurchase, issued earlier today by DaVita, Inc. over

PRNewswire, we are advised by the company that the second graph, last sentence should read “Payment will be made on October 14, 2003 to holders who surrender their Notes on or prior to October 10, 2003,” rather than “Payment will be made on October 13, 2003,” as October 13 is a banking holiday.

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